Exhibit 99.2


          Eastman Kodak Company Financial Discussion Document
                      Fourth Quarter 2004 Results

    The fourth quarter results are preliminary because, during the course of the year-end closing process, errors were discovered relating to the company's accounting for income taxes. Working in conjunction with its independent registered public accounting firm, PricewaterhouseCoopers, the company is in the process of determining the magnitude of these errors. Although they have no bearing on the company's revenue, cash flow or its earnings before taxes, the errors may affect the company's after-tax income.
    Within this financial discussion document, the company makes reference to certain non-GAAP financial measures including "Earnings from continuing operations on an operational basis" (and the line items comprising earnings from continuing operations on an operational basis), "Free cash flow", "Operating cash flow", and "Invest able cash flow", which have a directly comparable GAAP financial measure, and to certain calculations that are based on non-GAAP financial measures, including "Days sales outstanding" and "Days supply in inventory." The company believes that these measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the company on a year-over-year and quarter-sequential basis. Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons, in addition to the reasons described above, why the company's management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows are included within the Form 8-K under Item 2.02, "Results of Operations and Financial Condition," as filed with the Securities and Exchange Commission on January 26, 2005.
    The following table presents Eastman Kodak Company's fourth quarter and full year 2004 and 2003 results in accordance with Generally Accepted Accounting Principles ("As Reported") and on a continuing operations basis, excluding non-operational items ("Operational"). Earnings from continuing operations, excluding non-operational items is a non-GAAP financial measure under Regulation
G. Accordingly, the following tables include a reconciliation of the Operational results to the As Reported results, which represent the most directly comparable financial measures in accordance with Generally Accepted Accounting Principles in the U.S. ("U.S. GAAP").


Fourth Quarter 2004 vs. Fourth Quarter 2003

    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
                                         4Q 04 as Excluded    4Q 04
                                         Reported  Items   Operational
                                        --------- -------- -----------
Sales                                     $3,765               $3,765
COGS                                       2,768    (112) A     2,656
                                        --------- -------- -----------
Gross Profit                                 997     112        1,109
SG&A                                         709      (6) B       703
R&D                                          220                  220

Restructuring costs and other                289    (289) C         0
                                        --------- -------- -----------

Earnings From Operations                    -221     407          186

Interest Expense                              38                   38
Other Inc./(Charges)                         131    (101) D        30
                                        --------- -------- -----------
Below EFO                                     93    (101)          -8
                                                  --------

(Loss)/Earnings before Taxes                -128     306          178

                                        ---------          -----------
(Benefit) Provision for Taxes               -111      53  E       -58
                                        --------- -------- -----------

Earnings:  Cont. Ops.                        -17     253          236

Earnings:  Disc. Ops.                          5      (5)           0
                                        --------- -------- -----------

                                        --------- -------- -----------
Net Earnings                                ($12)   $248         $236

Diluted EPS:  Cont. Ops.                   -0.06   $0.84         0.78
Total Diluted EPS                          -0.04
----------------------------------------------------------------------

                                         4Q 03 as Excluded    4Q 03
                                         Reported  Items   Operational
                                        --------- -------- -----------
Sales                                     $3,648               $3,648
COGS                                       2,472     (16) F     2,456
                                        --------- -------- -----------
Gross Profit                               1,176      16        1,192
SG&A                                         717      (2) G       715
R&D                                          212     (10) H       202

Restructuring costs and other                256    (256) I         0
                                        --------- -------- -----------

Earnings From Operations                      -9     284          275

Interest Expense                              43                   43
Other Inc./(Charges)                         -12       4  J        -8
                                        --------- -------- -----------
Below EFO                                    -55       4          -51

(Loss)/Earnings before Taxes                 -64     288          224

                                        ---------          -----------
(Benefit) Provision for Taxes                -54      97  K        43
                                        --------- -------- -----------

Earnings:  Cont. Ops.                        -10     191          181

Earnings:  Disc. Ops.                         29     (29)           0
                                        --------- -------- -----------

                                        --------- -------- -----------
Net Earnings                                 $19    $162         $181

Diluted EPS:  Cont. Ops.                   -0.03   $0.63         0.60
Total Diluted EPS                           0.07
----------------------------------------------------------------------

Items excluded from Earnings on an operational basis:

A - Charges for accelerated depreciation and inventory writedowns of $97 million and $15 million, respectively, in connection with the focused cost reduction actions.

B - Charge for an unfavorable legal settlement of $6 million

C - Charges for (1) focused cost reduction actions of $282 million and
    (2) the write-off of fixed assets of $7 million relating to Kodak's historical ownership interest in the NexPress joint venture that will be disposed of in connection with the acquisition of the NexPress related entities.

D - Exclusion of favorable legal settlements of $101 million.

E - Tax impacts of the above-mentioned excluded items.

F - Charges for accelerated depreciation and inventory writedowns of $15 million and $1 million, respectively, in connection with the focused cost reduction actions.

G - Charges for legal settlements of $8 million and strategic asset writedowns of $3 million, partially offset by the reversal of an environmental reserve of $9 million.

H - Charge for in-process research and development of $10 million in connection with the acquisition of PracticeWorks, Inc.

I - Charges for focused cost reduction actions of $256 million.

J - Charge for non-strategic venture asset writedowns of $4 million.

K - Tax impacts of the above-mentioned excluded items.

----------------------------------------------------------------------
                                         4Q 04 as             4Q 04
As Percent of Sales:                     Reported          Operational
                                        ---------         ------------

Gross Profit                                26.5%                29.5%
SG&A                                        18.8%                18.7%

SG&A w/o Advertising                        14.6%                14.5%
R&D                                          5.8%                 5.8%
EFO                                         -5.9%                 4.9%
Net Earnings                                -0.5%                 6.3%
----------------------------------------------------------------------

                                         4Q 03 as             4Q 03
As Percent of Sales:                     Reported          Operational
                                        ---------         ------------

Gross Profit                                32.2%                32.7%
SG&A                                        19.7%                19.6%

SG&A w/o Advertising                        15.1%                15.0%
R&D                                          5.8%                 5.5%
EFO                                         -0.2%                 7.5%
Net Earnings                                -0.3%                 5.0%
----------------------------------------------------------------------

Full Year 2004 vs. Full Year 2003


                                                      2004       2003
                                                ----------------------
                                                 -    EPS        EPS

Earnings from continuing operations on an
operational basis                               $789 $2.62 $623 $2.15

Less non-operational items, net of taxes:
   Charges for accelerated depreciation,
    inventory writedowns and focused cost
    reduction actions                           -644       -378
   Asset impairments                              -7         -6
   Legal settlements                              59        -30
   Purchased R&D                                 -10        -19
   Venture writedowns                              -         -4
   Environmental reserve adjustment                -          6
   Infotonics contribution                         -         -5
   Tax benefits/credits                            -         12
                                                -----      -----

Earnings from continuing operations, as
 reported                                       $187 $0.65 $199 $0.69
                                                ---- ----- ---- -----


    Fourth Quarter

    Consolidated Revenues:

    Net worldwide sales were $3.765 billion for the fourth quarter of 2004 as compared with $3.648 billion for the fourth quarter of 2003, representing an increase of $117 million or 3% as reported, or an increase of 1% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: volumes were unchanged driven primarily by declines in the film capture Strategic Product Group (SPG) and the wholesale and retail photofinishing portions of the consumer output SPG offset by increases in the Health Imaging digital capture SPG, consumer digital capture SPG, home printing SPG and kiosk portion of the consumer output SPG. .

    -- Price/Mix: declines reduced fourth quarter sales by approximately 3.0 percentage points, primarily driven by the film capture SPG and Health Imaging digital capture SPG.

    -- Exchange: favorable exchange of approximately 2.0 percentage points offset the negative impacts of price/mix.

    -- Acquisitions: Kodak Versamark, Laser Pacific, and NexPress Solutions contributed $138 million or approximately 4.0 percentage points to fourth quarter sales. The results of the Health Imaging business segment for the fourth quarter of 2004 and 2003 include the PracticeWorks acquisition.

    Net sales in the U.S. were $1.692 billion for the fourth quarter of 2004 as compared with $1.584 billion for the prior year quarter, representing an increase of $108 million, or 7%.
    Net sales outside the U.S. were $2.073 billion for the current quarter as compared with $2.064 billion for the fourth quarter of 2003, representing an increase of $9 million, or flat on a percentage basis. Excluding the favorable impact of exchange, net sales outside the U.S. decreased 4%.
    Kodak's digital product sales (excluding new technologies) were $1.785 billion for the current quarter as compared with $1.278 billion for the fourth quarter of 2003, representing an increase of $507 million, or 40%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, the home printing SPG, and digital acquisitions, which include Laser Pacific, Kodak Versamark, and NexPress. Excluding acquisitions, digital product sales increased 29% year over year.
    Net sales of the company's traditional products were $1.977 billion for the current quarter as compared with $2.367 billion for the fourth quarter of 2003, representing a decrease of $390 million, or 16%, primarily driven by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    Non-U.S. Revenues:

    The company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East Region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $1.029 billion for the fourth quarter of 2004 as compared with $1.001 billion for the prior year quarter, representing an increase of $28 million, or 3% as reported, or a decrease of 4% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $680 million for the current quarter as compared with $692 million for the prior year quarter, representing a decrease of $12 million, or 2% as reported, or a decrease of 4% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $364 million in the current quarter as compared with $371 million for the fourth quarter of 2003, representing a decrease of $7 million, or 2% as reported, or a decrease of 4% excluding the favorable impact of exchange.

    Emerging Markets:

    The company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $751 million for the fourth quarter of 2004 as compared with $734 million for the prior year quarter, representing an increase of $17 million, or 2% as reported, or an increase of 1% excluding the favorable impact of exchange.
    The emerging market portfolio accounted for approximately 20% of Kodak's worldwide sales and 36% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for China +8%, India +2%, and Brazil +2%. Sales declines were recorded for Russia -8% and Mexico -3%.
    Sales increases in China were driven by performance in Health Imaging, Entertainment Imaging products and services, and Graphic Communications. India sales were primarily driven by growth in the Health Imaging and Entertainment Imaging businesses.

    Gross Profit:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    Excluding charges relating to accelerated depreciation and inventory writedowns in connection with the company's three-year cost reduction program, gross profit on an operational basis was $1.109 billion for the fourth quarter of 2004 as compared with $1.192 billion for the fourth quarter of 2003, representing a decrease of $83 million, or 7%.
    The gross profit margin was 29.5% in the current quarter as compared with 32.7% in the prior year quarter. The 3.2 percentage point decrease was primarily attributable to:

    -- Price/Mix: price/mix reduced gross profit by approximately 2.5 percentage points primarily attributable to the consumer digital capture SPG and the film capture SPG.

    -- Manufacturing Cost: unfavorable manufacturing variances reduced gross profit by approximately 1.0 percentage point.

    --  Exchange: favorable by 0.5 percentage points.

    -- Acquisitions: gross profit from acquisitions had minimal impact.

    Selling, General and Administrative Expenses:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    SG&A expenses on an operational basis were $703 million for the fourth quarter of 2004 as compared with $715 million for the prior year quarter, representing a decrease of $12 million, or 2%. The decrease in SG&A is attributable to the company's cost reduction actions offset partially by acquisition related SG&A of $38 million and unfavorable exchange of $15 million. As a percentage of sales, SG&A decreased from 20% for the fourth quarter of 2003 to 19% for the current quarter.

    Research and Development Costs:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational

    R&D expenses on an operational basis were $220 million for the fourth quarter of 2004 as compared with $202 million for the fourth quarter of 2003, representing an increase of $18 million, or 9%. The increase in R&D is attributable to acquisition related R&D of $28 million partially offset by a decrease in R&D for traditional products and services. R&D as a percentage of sales remained flat at 6%.

    Restructuring Costs and Other

    Cost Reduction Plans:

    As announced in January 2004, the company is executing a three-year cost reduction program throughout the 2004 to 2006 timeframe, consistent with the implementation of Kodak's new business model. The program is expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, with cost savings in the range of $800 million to $1 billion for full year 2007. Overall, Kodak's worldwide facility square footage is being reduced by approximately one third. Approximately 12,000 to 15,000 positions worldwide are being eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.
    Under this program, Kodak implemented cost reduction actions in the fourth quarter resulting in pre-tax charges totaling $394 million or $1.07 per share. The components of restructuring in the fourth quarter include $144 million for employee severance relating to the elimination of approximately 3,750 positions and $149 million associated with exit costs and asset impairments, partially offset by reserve reversals and curtailments of $11 million. In addition, the company recorded accelerated depreciation and inventory write-offs of $112 million during the quarter. The following changes in manufacturing plant operations and other actions were announced during the quarter:

    -- The Toronto manufacturing operation will be closed by mid-2005.

    -- Additional closure of consumer photofinishing labs in Europe (UK, Spain, and Norway).

    Under the current cost reduction program on a year-to-date basis (Quarters 2, 3, 4) Kodak has implemented cost reduction actions resulting in after tax charges totaling $591 million or $1.94 per share, which includes the elimination of approximately 9,650 positions worldwide.

    Other Asset Impairments:

    During the fourth quarter, the company recorded fixed asset write-offs of $7 million, or $0.01 per share, relating to its historical ownership interest in the acquired NexPress related entities.

    Earnings From Operations:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    EFO on an operational basis for the fourth quarter of 2004 were $186 million as compared with $275 million for the fourth quarter of 2003, representing a decrease of $89 million, or 32%. EFO as a percentage of sales decreased from 8% in the fourth quarter of 2003 to 5% in the current quarter. The decrease in earnings from operations is attributable to the reasons indicated above.

    Below EFO:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    Interest expense for the fourth quarter of 2004 was $38 million as compared with $43 million for the prior year quarter, representing a decrease of $5 million, or 12%. Lower interest expense is a result of the company's significantly lower debt levels partially offset by higher interest rates.
    The "Other Income/(Charges)" component includes investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other Income for the current quarter was $30 million as compared with Other Charges of $8 million for the fourth quarter of 2003. The improvement is partially attributable to the fact that in the prior period the NexPress investments were accounted for under the equity method and included in Other Income/(Charges). As a result of the company's purchase of Heidelberg's 50% interest in the NexPress joint venture, which closed on May 1, 2004, NexPress is consolidated in the company's Statement of Earnings and included in the Graphic Communications segment. Additional improvement is contributed from the year-over-year increase in equity earnings from Kodak Polychrome Graphics as well as gains from the sale of assets and investments.

    Corporate Tax Rate:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    The company's annual effective tax rate from continuing operations for 2004 is 9%. The actual tax benefit from continuing operations on an operational basis was $58 million on $178 million of pre-tax income in the fourth quarter of 2004. The tax benefit of $58 million differs from the tax provision of $16 million that results from applying the company's annual effective tax rate from continuing operations to the pre-tax income of $178 million due to (1) the year to date impact through September 30, 2004 of the decrease in the estimated annual effective tax rate from continuing operations from 12% to the final rate of 9% (benefit of $18 million, or $.06 per share) and (2) the President's signing into law the American Jobs Creation Act of 2004, which resulted in the company's reversal of its foreign tax credit valuation allowance during the quarter (benefit of $56 million or $0.18 per share).
    The decrease in the annual effective tax rate from continuing operations from 18% for the prior year to 9% for 2004 is primarily attributable to increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and the full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable.

    Earnings from Continuing Operations:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    Earnings from continuing operations on an operational basis for the fourth quarter of 2004 were $236 million, or $.78 per diluted share, as compared with earnings from continuing operations on an operational basis for the fourth quarter of 2003 of $181 million, or $.60 per diluted share, representing an increase of $55 million, or 30%.
    Fourth quarter operational earnings from continuing operations for 2004 exclude the following after-tax items:

    -- A charge of $308 million ($394 million pre-tax), or $1.07 per share, resulting from previously announced cost reduction initiatives. $282 million is recorded in "Restructuring Costs and Other" and $112 million of accelerated depreciation and inventory writedowns are recorded in "Cost of Goods Sold"
        (COGS).

    -- A charge of $4 million ($7 million pre-tax), or $0.01 per share, resulting from a NexPress asset impairment is recorded in "Restructuring Costs and Other".

    -- A charge of $4 million ($6 million pre-tax), or $.01 per share, relating to an unfavorable legal settlement is recorded in SG&A.

    -- A credit of $57 million ($92 million pre-tax), or $0.20 per share, relating to the Sun Microsystems legal settlement is recorded in "Other Income/(Charges)".

    -- A credit of $6 million ($9 million pre-tax), or $0.02 per share, relating to a favorable legal settlement, is recorded in "Other Income/(Charges)".

    Earnings from Discontinued Operations:

    The net income from discontinued operations of $0.02 per share in the fourth quarter of 2004 reflects a $5 million adjustment to the gain reported in the third quarter of 2004 from the sale of the company's Remote Sensing Systems (RSS) operation to ITT Industries Inc. Net income from discontinued operations of $29 million in the fourth quarter of 2003 primarily reflects earnings from RSS as well as the reversal of environmental reserves.

    Segment Results:

    Unless otherwise indicated, the segment results on a GAAP and operational basis are the same.

    Digital and Film Imaging Systems

    Revenues:

    Net worldwide sales for the Digital and Film Imaging Systems segment were $2.550 billion for the fourth quarter of 2004 as compared with $2.618 billion for the fourth quarter of 2003, representing a decrease of $68 million, or 3% as reported, or a decrease of 5% excluding the favorable impact of exchange. The decrease in net sales was composed of:

    -- Volume: decreases in volume reduced fourth quarter sales by approximately 2.0 percentage points driven primarily by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    -- Price/Mix: declines attributable to price/mix reduced fourth quarter sales by approximately 3.0 percentage points driven primarily by the traditional film capture SPG.

    -- Exchange: favorable exchange of approximately 2.0 percentage points partially offset the negative impacts of volume and price/mix.

    Net sales in the U.S. were $1.184 billion for the current quarter as compared with $1.144 billion for the fourth quarter of 2003, representing an increase of $40 million, or 3%.
    Net sales outside the U.S. were $1.366 billion for the fourth quarter of 2004 as compared with $1.474 billion for the prior year quarter, representing a decrease of $108 million, or 7% as reported, or a decrease of 12% excluding the favorable impact of exchange.
    Digital product sales were $1.015 billion for the current quarter as compared with $710 million for the fourth quarter of 2003, representing an increase of $305 million, or 43%, primarily driven by the consumer digital capture SPG, the home printing SPG, and the kiosks/media portion of the consumer output SPG.
    Traditional product sales were $1.535 billion for the current quarter as compared with $1.908 billion for the fourth quarter of 2003, representing a decrease of $373 million or 20%, primarily driven by declines in the consumer output and film capture SPG's.

    Digital Strategic Product Group Revenues

    Net worldwide sales of consumer digital capture products, which includes consumer digital cameras, accessories, memory products and royalties increased 49% in the fourth quarter of 2004 as compared with the prior year quarter, primarily reflecting strong volume increases. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system and robust market demand during the holiday selling season.
    While complete data for the consumer digital camera market in the fourth quarter is not yet available, all indications are that Kodak held the number one unit market share position for the entire U.S. market during the quarter. On a worldwide basis, Kodak gained unit market share year-to-date through November. Kodak was profitable for the digital capture SPG on a full year basis.
    Net worldwide sales of Picture Maker kiosks/media increased 48% in the fourth quarter of 2004 as compared with the fourth quarter of 2003, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong market acceptance of Kodak's new generation of kiosks and an increase in consumer demand for digital printing at retail. While improving during the quarter, the consumables portion of this business remained somewhat capacity constrained during the quarter, which restrained equipment sales. Additional capacity for kiosk consumables products is expected to come on line in early 2005.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 46% in the current quarter as compared with the fourth quarter of 2003 driven by sales of printer docks and associated thermal media. Kodak's Printer Dock product maintained its number one U.S. market share position on a unit basis in the 4x6 photo printer category through November. During the quarter, inkjet paper sales declined year over year due primarily to slowing industry growth resulting from improving retail digital print solutions. However, Kodak gained unit market share year-over-year and continued to maintain its top two market share position in the U.S.

    Traditional Strategic Product Group Revenues

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 23% in the fourth quarter of 2004 as compared with the fourth quarter of 2003, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 22% in the fourth quarter of 2004 as compared with the prior year quarter. Kodak's sell-in consumer film volumes declined 27% as compared with the prior year quarter, reflecting a decrease in U.S. retailer inventories. For full year 2004 the U.S. consumer film industry declined approximately 18%, which is at the low end of the expected decline of 18% to 20%.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, mini lab equipment and services, chemistry, and photofinishing services at retail, decreased 18% in the fourth quarter of 2004 as compared with the fourth quarter of 2003, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange. Sales increases were recorded for retail photofinishing equipment during the quarter.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 40% in the fourth quarter of 2004 as compared with the fourth quarter of 2003, primarily reflecting lower volumes partially offset by favorable exchange.
    Net worldwide sales for the entertainment film SPG's, including origination and print films for the entertainment industry increased 8%, primarily reflecting volume increases and favorable exchange partially offset by negative price/mix. Entertainment films continued to benefit from a robust market and industry demand for product.

    Gross profit:

    Gross profit for the Digital and Film Imaging Systems segment was $684 million for the fourth quarter of 2004 as compared with $795 million for the prior year quarter, representing a decrease of $111 million or 14%. The gross profit margin was 26.8% in the current year quarter as compared with 30.4% in the prior year quarter. The 3.6 percentage point decline was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 3.5 percentage points primarily driven by the film capture SPG.

    -- Manufacturing Cost: unfavorable manufacturing variances reduced gross profit margins by approximately 0.5 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 0.5 percentage points.

    SG&A:

    In the fourth quarter, SG&A expenses for the Digital and Film Imaging Systems segment decreased $78 million or 15%, from $532 million in the fourth quarter of 2003 to $454 million in the current quarter, and decreased as a percentage of sales from 20% to 18%. Ongoing cost reduction actions more than offset a negative $11 million impact from exchange.

    R&D:

    Fourth quarter R&D costs for the Digital and Film Imaging Systems segment decreased $40 million, or 33%, from $122 million in the fourth quarter of 2003 to $82 million in the current quarter and decreased as a percentage of sales from 5% to 3%. The decrease in R&D year over year was primarily attributable to spending reductions related to traditional products and services.

    EFO:

    Earnings from operations for the Digital and Film Imaging Systems segment increased $8 million, from $141 million in the fourth quarter of 2003 to $149 million in the fourth quarter of 2004, primarily as a result of the factors described above. The operating earnings margin rate increased 1 percentage point to 6% from 5% for the prior year quarter.

    Health Imaging

    Revenues:

    Net worldwide sales for the Health Imaging segment were $742 million for the fourth quarter of 2004 as compared with $704 million for the prior year quarter, representing an increase of $38 million, or 5% as reported, or an increase of 2% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: Increases in volume contributed approximately 5.0 percentage points to fourth quarter sales, driven primarily by volume increases in the digital capture SPG, dental systems SPG and services SPG.

    -- Price/Mix: Decrease in price/mix reduced fourth quarter sales by approximately 3.0 percentage points, primarily driven by the traditional medical film portion of the film capture and output SPG and the digital capture SPG.

    --  Exchange: Favorable exchange impacted sales by approximately
        3.0 percentage points.

    Net sales in the U.S. were $303 million for the current quarter as compared with $306 million for the fourth quarter of 2003, representing a decrease of $3 million, or 1%.
    Net sales outside the U.S. were $439 million for the fourth quarter of 2004 as compared with $398 million for the prior year quarter, representing an increase of $41 million, or 10% as reported, or 5% excluding the favorable impact of exchange.

    Digital products and services revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services, dental practice management software and Picture Archiving and Communications Systems ("PACS"), increased 11% in the fourth quarter of 2004 as compared with the prior year quarter, reflecting volume increases, and favorable exchange partially offset by negative price/mix. The increase in digital product sales was primarily attributable to higher volumes in the digital capture SPG, dental systems SPG and services SPG. Health Imaging ended the year with an improved year over year order backlog in key digital products.

    Traditional products and services revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, decreased 4% in the fourth quarter of 2004 as compared with the fourth quarter of 2003 driven primarily by lower volumes and price/mix for the film capture and output SPG partially offset by favorable exchange.

    Gross profit:

    Gross profit for the Health Imaging segment was $309 million for the fourth quarter of 2004 as compared with $307 million in the prior year quarter, representing an increase of $2 million, or 1%. The gross profit margin was 41.6% in the current quarter as compared with 43.6% in the fourth quarter of 2003. The decrease in the gross profit margin of 2 percentage points was principally attributable to:

    -- Manufacturing Cost: productivity/cost decreased gross profit margins by approximately 1.0 percentage point, reflecting, in part, higher silver costs.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by approximately 2.0 percentage points primarily driven by the traditional medical film portion of the film capture and output SPG and the digital capture SPG.

    -- Exchange: favorable exchange added approximately 1.0 percentage point to the gross profit rate.

    SG&A:

    In the third quarter, SG&A expenses for the Health Imaging segment increased $8 million, or 6%, from $125 million in the fourth quarter of 2003 to $133 million for the current quarter, and remained flat as a percentage of sales at 18%. The increase in SG&A expenses is primarily attributable to increased spending to drive growth and the unfavorable impact of foreign exchange.

    R&D:

    GAAP

    Fourth quarter R&D costs decreased $1 million from $58 million in the fourth quarter of 2003 to $57 million in the current quarter and remained flat as a percentage of sales at 8%.

    Operational

    Excluding the impact of the fourth quarter 2003 in-process R&D charge relating to the PracticeWorks acquisition, fourth quarter R&D costs increased $9 million from $48 million in the fourth quarter of 2003 to $57 million in the current quarter. R&D increased as a percentage of sales from 7% for the fourth quarter of 2003 to 8% for the current quarter, primarily due to increased spending to drive growth in selected areas of the product portfolio.

    EFO:

    GAAP

    Earnings from operations for the Health Imaging segment decreased $6 million, or 5%, from $124 million for the prior year quarter to $118 million for the fourth quarter of 2004 while the operating earnings margin rate decreased 2 percentage points to 16% from 18% for the prior year quarter. The decrease in operating earnings reflects the impact of increased SG&A and R&D attributable to the investment for growth.

    Operational

    Excluding the impact of the fourth quarter 2003 in-process R&D charge relating to the PracticeWorks acquisition, earnings from operations for the Health Imaging segment decreased $16 million, or 12%, from $134 million for the prior year quarter to $118 million for the fourth quarter of 2004. The operating earnings margin rate decreased 3 percentage points to 16% from 19% for the prior year quarter, while remaining flat on a quarter sequential basis.

    Commercial Imaging

    The company previously announced its intention to reposition the management and product lines of the Commercial Imaging Group (CIG) into other reportable segments effective January 1, 2005. This move follows the sale of RSS, which was the largest operation within CIG, accounting for approximately 27% of its revenue in 2003. The remaining CIG businesses are being realigned as follows:

    -- Document products and services (document scanners, microfilm and worldwide service and support) as well as the business process services operations will move into the Graphic Communications segment. The Graphic Communications segment will also integrate the service function of its subsidiaries - Encad, Inc., Kodak Versamark and NexPress Solutions - and those of document products into one service operation that will do business under the Kodak name.

    -- The aerial and industrial materials operation will be moved into the Digital and Film Imaging Systems segment.

    -- The optics operation will be moved into the Digital and Film Imaging Systems segment.

    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $219 million for the fourth quarter of 2004 as compared with $216 million for the prior year quarter, representing an increase of $3 million, or 1% as reported, or a decrease of 2% excluding the favorable impact of exchange. The increase in net sales was primarily composed of:

    -- Volume: decreased fourth quarter sales by approximately 2.0 percentage points primarily driven by declines in the micrographics equipment and media SPG, services and support SPG, partially offset by increases in the Imaging Services SPG and aerial and industrial materials SPG.

    --  Price/Mix: remained essentially unchanged.

    -- Exchange: favorable exchange contributed approximately 3.0 percentage points to fourth quarter sales.

    Net sales in the U.S. were $81 million for the current year quarter as compared with $85 million for the prior year quarter, representing a decrease of $4 million, or 5%.
    Net sales outside the U.S. were $138 million in the fourth quarter of 2004 as compared with $131 million for the prior year quarter, representing an increase of $7 million or 5% as reported, or flat excluding the favorable impact of exchange.
    Segment digital product sales were $101 million for the current quarter as compared with $96 million for the fourth quarter of 2003, representing an increase of $5 million, or 5%.
    Segment traditional product sales were $118 million for the current quarter as compared with $120 million for the fourth quarter of 2003, representing a decrease of $2 million, or 2%.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $71 million for the fourth quarter of 2004 as compared with $77 million in the prior year quarter, representing a decrease of $6 million, or 8%. The gross profit margin was 32.4% in the current quarter as compared with 35.6% in the prior year quarter. The decrease in the gross profit margin of 3.2 percentage points was primarily attributable to:

    -- Price/Mix: favorably impacted gross profit margins by approximately 1.0 percentage point.

    -- Manufacturing Cost: unfavorably impacted gross profit margins by approximately 4.5 percentage points.

    -- Exchange: favorable exchange impacted gross profit margins by approximately 0.5 percentage points.

    SG&A:

    SG&A expenses for the Commercial Imaging segment were $34 million in the current quarter as compared with $35 million from the prior year quarter, and remained flat as a percentage of sales at 16%.

    R&D:

    Fourth quarter R&D costs for the Commercial Imaging segment were $4 million in the current quarter, as compared with $5 million from the prior year quarter, and remained flat as a percentage of sales at 2 %.

    EFO:

    Earnings from operations for the Commercial Imaging segment decreased $4 million, or 11%, from $37 million for the prior year quarter to $33 million for the fourth quarter of 2004. The operating earnings margin rate decreased 2 percentage points to 15% from 17% for the prior year quarter.

    Graphic Communications

    Revenues:

    Net worldwide sales for the Graphic Communications segment were $219 million for the fourth quarter of 2004 as compared with $87 million for the prior year quarter, representing an increase of $132 million, or 152% as reported, or 151% excluding the favorable impact of exchange. The increase in net sales was due to the Kodak Versamark and NexPress acquisitions.
    Net sales in the U.S. were $112 million for the current year quarter as compared with $40 million for the prior year quarter, representing an increase of $72 million, or 180%.
    Net sales outside the U.S. were $107 million in the fourth quarter of 2004 as compared with $47 million for the prior year quarter, representing an increase of $60 million or 128% as reported, or an increase of 126% excluding the favorable impact of exchange.
    The Graphic Communications segment digital product sales are composed of NexPress Solutions, a producer of digital color and black and white printing solutions, Kodak Versamark, a leader in continuous inkjet technology, and Encad, a maker of wide format inkjet printers. Segment traditional product sales are limited to the sales of Kodak traditional graphics products to Kodak Polychrome Graphics (KPG), an unconsolidated joint venture affiliate in which the company has a 50% ownership interest.
    The NexPress installed base of digital production color presses continues to experience good customer acceptance and increases in customer average monthly page volumes are leading to increased consumables business. Overall activity levels for production volumes and product related sales and service are steadily increasing and acquisition integration remains ahead of plan.
    Kodak Versamark sales increased 31% year over year in the fourth quarter, based on a proforma statement for 2003 (as Versamark was acquired in January 2004), led by increased placements of color printing solutions in the transactional printing market coupled with a growing consumables business.
    Net worldwide sales of graphic arts products to KPG decreased 3% in the current quarter as compared with the fourth quarter of 2003. Although the traditional graphic arts products continue in secular decline, KPG registered improved market share performance in the quarter. On January 12, 2005 Kodak announced that it would become the sole owner of KPG, through redemption of Sun Chemical Corporation's 50% interest in the joint venture, with an expected closing date of April 2005.
    KPG's earnings and cash performance continued to improve on the strength of its leading position in digital printing plates and digital proofing, coupled with favorable operating expense management and foreign exchange. KPG contributed positively to Kodak's "Other income and charges" during the fourth quarter of 2004 both in absolute terms and in quarterly year over year comparisons.
    During the fourth quarter, Encad continued to experience strong order demand for its award winning NOVAJET 1000i wide format inkjet printer.

    Gross profit:

    Gross profit for the Graphic Communications segment was $40 million for the fourth quarter of 2004 as compared with $3 million in the prior year quarter, representing an increase of $37 million. The gross profit margin was 18.3% in the current quarter as compared with 3.4% in the prior year quarter. The increase in the gross profit margin of 14.9 percentage points was primarily attributable to:

    -- Price/Mix: negative price/mix decreased gross profit margins by approximately 1 percentage point.

    -- Manufacturing Cost: manufacturing cost positively impacted gross profit margins by approximately 3 percentage points.

    -- Exchange: exchange negatively impacted gross profit margins by approximately 1 percentage point.

    -- Acquisition: the Kodak Versamark and NexPress acquisitions favorably impacted gross profit margins by approximately 14 percentage points.

    SG&A:

    SG&A expenses for the Graphic Communications segment increased $35 million, from $14 million in the fourth quarter of 2003 to $49 million for the current quarter, and increased as a percentage of sales from 16% to 22%. The increase in SG&A is primarily attributable to the Kodak Versamark and NexPress Solutions acquisitions.

    R&D:

    Fourth quarter R&D costs increased $27 million, from $6 million in the fourth quarter of 2003 to $33 million in the current quarter and increased as a percentage of sales from 7% for the fourth quarter of 2003 to 15% for the current quarter. The R&D expenses increase is primarily due to the acquisitions of Kodak Versamark and NexPress Solutions.

    EFO:

    Losses from operations for the Graphic Communications segment were $42 million in the current quarter and $18 million for the prior year quarter. The increase in the current year was driven primarily by the dilution from the NexPress acquisition.

    All Other

    Revenues:

    Net worldwide sales for All Other were $35 million for the fourth quarter of 2004, as compared with $23 million for the prior year quarter, representing an increase of $12 million, or 52% as reported.

    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues to focus on improving manufacturing yields and process engineering.

    EFO:

    The loss from operations for All Other was $72 million in the current quarter as compared with the loss from operations of $19 million in the fourth quarter of 2003. The increase in loss from operations was primarily driven by digital investments, which include the inkjet and display programs, and legal fees associated with patent litigation involving Sun Microsystems, Inc.

    Balance Sheet:

    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions, debt assumed in acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends. Investable cash is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    During the fourth quarter, operating cash flow from continuing operations was a positive $447 million, $604 million higher than the negative $157 million in the year ago quarter and investable cash flow from continuing operations was a positive $458 million, $15 million lower than the fourth quarter of 2003. Investable cash flow from continuing operations of $536 million for full year 2004 was less than the expected range of $585 million to $715 million. This is a result of higher cash payments associated with the accelerated pace of restructuring, as well as a lower-than-expected reduction of inventory.
    Net cash provided by (used in) continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the fourth quarter of 2004 was $702 million, ($175) million and ($411) million, respectively.
    The tables below reconcile the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of operating and investable cash flow for the fourth quarter of 2004 and the full year 2004:



                          4th Quarter, 2004
----------------------------------------------------------------------
($ millions)                                                2004 2003
                                                            ----------
Net cash provided by continuing operations relating to
 operating activities:                                      $702 $726
Additions to properties                                     (177)(151)
Net proceeds from sales of businesses/assets                   4    5
Investments in unconsolidated affiliates                       -  (35)
Acquisitions, net of cash acquired                           (11)(578)
Debt assumed through acquisitions                              0  (52)
                                                            ----------
Free Cash Flow (continuing operations)                       518  (85)
Dividends                                                     71   72
                                                            ----------
Operating Cash Flow (continuing operations)                  447 (157)
Acquisitions, net of cash acquired                            11  578
Debt assumed through acquisitions                              -   52
                                                            ----------
Investable Cash Flow (continuing operations)                $458 $473
----------------------------------------------------------------------

                            Full Year 2004
----------------------------------------------------------------------
($ millions)                                              2004   2003
                                                        --------------
Net cash provided by continuing operations relating to
 operating activities:                                  $1,146 $1,567
Additions to properties                                   (460)  (497)
Net proceeds from sales of businesses/assets                24     24
Investments in unconsolidated affiliates                   (31)   (89)
Acquisitions, net of cash acquired                        (369)  (697)
Debt assumed through acquisitions                            -    (52)
                                                        --------------
Free Cash Flow (continuing operations)                     310    256
Dividends                                                  143    330
                                                        --------------
Operating Cash Flow (continuing operations)                167    (74)
Acquisitions, net of cash acquired                         369    697
Debt assumed through acquisitions                            -     52
                                                        --------------
Investable Cash Flow (continuing operations)              $536   $675
----------------------------------------------------------------------


    Dividend:

    The company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the company's 10th business day each July and December to shareholders of record as of the close of the first business day of the preceding month. On October 19, 2004, the Board of Directors declared a dividend of $0.25 payable to shareholders of record as of November 1, 2004. This dividend of $71 million was paid December 14, 2004. Total dividends paid in the full year 2004 were $143 million compared to $330 million paid in the full year 2003.

    Capital Spending:

    Capital additions were $177 million in the fourth quarter of 2004, which was $26 million higher than the year ago quarter and $76 million higher quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives. Total capital additions were $460 million for the full year 2004, which was $37 million lower than full year 2003.

    Receivables:

    Total net receivables of $2.551 billion, which were composed of trade ($2.144 billion) and miscellaneous ($407 million) receivables at the end of the fourth quarter, 2004, increased $223 million from the fourth quarter of 2003 and increased $51 million quarter sequentially. The year over year increase is driven by acquisitions, foreign exchange, and higher sales.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net trade receivable balance by $499 million to $1.645 billion at the end of the fourth quarter of 2004, and would reduce the net trade receivable balance by $528 million to $1.475 billion at the end of the fourth quarter of 2003.
    Kodak defines days sales outstanding (DSO) as the four quarter moving average net trade receivables after rebate reclassification, divided by 12 months of trade sales, multiplied by 365 days. Due to the fact that reported sales are net of rebates and a majority of the customer rebates are cleared through customer deductions, the company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the company's DSO is more reflective of the true number of days the net trade receivables are outstanding.
    DSO from continuing operations for the fourth quarter was 45 days, higher than the prior year quarter by two days and higher quarter sequentially by one day.
    If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have increased year over year by 2 days to 57 days and 1 day quarter sequentially.

    Inventory:

    Kodak's inventories of $1.155 billion (after LIFO) increased $82 million year over year and decreased $272 million quarter sequentially. The year over year increase is primarily due to the acquisition of NexPress and Versamark. The decrease over third quarter represents strong fourth quarter sales.
    Kodak defines days supply of inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently.
    Inventory before the LIFO reserve was $1.485 billion, which was $50 million higher than a year ago and $264 million lower than third quarter 2004. DSI from continuing operations of 63 days improved by two days from the fourth quarter 2003 and improved quarter sequentially by one day.
    Kodak defines inventory turns as 12 months COGS divided by four quarter average inventory before the LIFO reserve. Inventory turns from continuing operations were 5.8, which is 0.2 higher than a year ago and unchanged quarter sequentially.
    Including the impact of the LIFO reserve and using COGS as reported on a GAAP basis, DSI from continuing operations of 48 days decreased by 1 day from the fourth quarter of 2003 and quarter sequentially. Inventory turns from continuing operations remained constant at 7.5 turns relative to the fourth quarter of 2003 and improved 0.1 turn quarter sequentially.

    Debt:

    Debt decreased by $343 million to $2.321 billion and cash increased by $142 million to $1.255 billion quarter sequentially. Kodak reduced gross debt year over year by $927 million, exceeding the expectation of an $800 million reduction by year end 2004. This was accomplished while cash balances remained about the same as a year ago at $1.255 billion due in part to the proceeds from the sale of RSS. On a debt less cash basis, net debt was $1.066 billion, a decrease of $932 million from the fourth quarter 2003 and a decrease of $485 million from third quarter 2004 level of $1.551 billion.
    Equity was $3.805 billion and the debt to total capital ratio was 37.9%, reflecting a decrease of 3.4 percentage points quarter sequentially and a decrease of 12.0 percentage points year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the fourth quarter was a positive $0.12 per share and foreign exchange activities recorded in "Other Income/(Charges)" had a negative $0.02 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.10 per share.

    Silver:

    During the fourth quarter, the impact of high silver prices was more than offset by the effect of favorable foreign exchange.

    Earnings Per Share:

    Impact from Contingent Convertible Debt:

    The Emerging Issues Task Force recently reached a consensus that, beginning in periods ending after December 15, 2004 (fourth quarter 2004 for Kodak), the dilutive effect of contingent convertible debt instruments with market price contingencies should be included in diluted earnings per share, regardless of whether the market price contingency has been met. The company currently has contingent convertible debt instruments outstanding that are convertible into common shares if the market price of our common stock exceeds $37.224 per share for a specified period of time. These types of contingent convertible debt instruments have generally been, in practice, excluded from the diluted earnings per share calculations until the market price contingency has been met. There is no economic or cash flow impact associated with this change in accounting.


The diluted earnings per share have been restated for each period that the convertible debt was outstanding (starting with the fourth quarter of 2003), as follows:


              Operational EPS
    (In Millions, except per share data)         2004         2003
                                            --------------------------
                                             Qtr 4   YTD  Qtr 4   YTD
                                            --------------------------
Numerator
---------
Earnings from continuing operations, excluding
 non-operational items, used in basic net
 earnings per share                           $236  $789   $181  $623
Effect of dilutive securities:
Interest expense on contingent convertible
 notes, net of taxes                             3    12      3     3
                                            --------------------------
Net earnings used in diluted net earnings
 per share                                    $239  $801   $183  $626
                                            --------------------------

Denominator
-----------
Number of common shares used in basic net
 earnings per share                          286.7 286.6  286.6 286.5
Effect of dilutive securities:
Employee stock options                         0.5   0.2    0.0   0.1
Contingent convertible notes                  18.5  18.5   16.7   4.2
                                            --------------------------
Number of common shares used in diluted net
 earnings per share                          305.8 305.3  303.3 290.8
                                            --------------------------

Basic EPS                                    $0.82 $2.75  $0.63 $2.17
                                            --------------------------

Diluted EPS                                  $0.78 $2.62  $0.60 $2.15
----------------------------------------------------------------------

----------------------------------------------------------------------
              As Reported EPS
    (In Millions, except per share data)         2004        2003
                                            --------------------------
                                             Qtr 4   YTD  Qtr 4   YTD
                                            --------------------------
Numerator
---------
(Loss) earnings from continuing operations
 used in basic net (loss) earnings per
 share                                        $(17) $187   $(10) $199
Effect of dilutive securities:
Interest expense on contingent convertible
 notes, net of taxes                             -    12      -     3
                                            --------------------------
(Loss) earnings used in diluted net earnings
 per share                                    $(17) $199   $(10) $202
                                            --------------------------

Denominator
-----------
Number of common shares used in basic net
 earnings per share                          286.7 286.6  286.6 286.5
Effect of dilutive securities:
Employee stock options                           -   0.2      -   0.1
Contingent convertible notes                     -  18.5      -   4.2
                                            --------------------------
Number of common shares used in diluted net
 earnings per share                          286.7 305.3  286.6 290.8
                                            --------------------------

Basic EPS                                   $(0.06)$0.65 $(0.03)$0.69
                                            --------------------------

Diluted EPS                                 $(0.06)$0.65 $(0.03)$0.69
----------------------------------------------------------------------

(a) The impact of the assumed conversion of contingently convertible notes or stock options on the calculation of diluted earnings per share for Quarter 4 of 2003 and Quarter 4 of 2004 on an as reported basis is anti-dilutive and, therefore, has been excluded from diluted earnings per share.


    Guidance:

    The company provided guidance for full year operational earnings (excluding the impact of contingent convertible debt) of $2.44 to $2.64 per share, implying fourth quarter operational earnings of $.51 to $.71 per share. The GAAP earnings per share from continuing operations are presented in the tables below for comparability to the operational earnings per share.
    The following table shows the impact of contingent convertible debt on prior quarters so that fourth quarter actual can be meaningfully added to year-to-date actual.


Earnings Per Share per the Company's October 20, 2004 earnings release
----------------------------------------------------------------------
2004                                    GAAP             Operational
Q1 Actual                               $0.06               $0.26
Q2 Actual                               $0.50               $0.88
Q3 Actual                               $0.16               $0.79
                              ----------------------------------------
YTD                                     $0.72               $1.93

Q4 Guidance                          .18 to .38          .51 to .71

Full Year Guidance                   .90 to 1.10        2.44 to 2.64

----------------------------------------------------------------------

Earnings Per Share including Contingent Convertible Debt Impact
----------------------------------------------------------------------
2004                                     GAAP           Operational
Q1 Actual                               $0.06               $0.25
Q2 Actual                               $0.48               $0.84
Q3 Actual                               $0.16               $0.75
                              ----------------------------------------
YTD                                     $0.70               $1.84

Q4 Actual                              -$0.06               $0.78

Full Year Actual                        $0.65               $2.62
----------------------------------------------------------------------


    Tax Legislation:

    On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the "2004 Jobs Act") into law. The 2004 Jobs Act generally repeals the current U.S. federal income tax benefits associated with Foreign Sales Corporation/Extra-Territorial Income (FSC/ETI) provisions of the U.S. federal income tax law and, in certain circumstances, replaces these benefits with alternative U.S. federal income tax benefits. Historically, pursuant to the FSC/ETI provisions, the company's U.S. federal income tax liability has been reduced with respect to income it receives from certain products manufactured in the United States for export and ultimate sale outside of the United States. In addition to the repeal of FSC/ETI, the Act creates a deduction for qualified domestic production activities and contains important provisions relating to the repatriation of foreign earnings. As a result of the 2004 Jobs Act, in the fourth quarter of 2004 the company recorded a $56 million income tax benefit relating to the reversal of a $56 million foreign tax credit valuation allowance.

    2005 Outlook:

    The company's operational earnings guidance for 2005 is in the range of $2.60 to $2.90 per share. For the first half of 2005, the company's operational earnings per share are expected to range from $1.10 to $1.20. On an as reported basis, earnings per share from continuing operations is expected to range from $1.25 to $1.55 for the full year 2005 and from $0.65 to $0.75 for the first half of 2005. The primary difference between the operational and as reported measures is management's estimate of restructuring costs to be incurred in 2005 under the three-year cost reduction program.
    Kodak expects that full year 2005 operating cash flow excluding acquisitions will range between $400 to $600 million. The table below provides a reconciliation to the range of net cash provided by continuing operations on an as reported basis:


                                                         2005
----------------------------------------------------------------------
Estimated range of operating cash flow
 excluding acquisitions                          $400 to $600 million
----------------------------------------------------------------------
Add: estimate of cash flow impacts for:
----------------------------------------------------------------------
              Additions to properties                    $600
----------------------------------------------------------------------
              Dividends                                  $145
----------------------------------------------------------------------
Estimated range of net cash provided by            $1,145 to $1,345
 continuing operations, as reported                     million
----------------------------------------------------------------------



    Upcoming Meetings:

    Kodak will host an investor event for those members of the investment community who will be attending the upcoming Photo Marketing Association trade show at the Orange County Convention Center in Orlando, Florida. This function will be held on Tuesday, February 22, 2005 at 9:00 AM EST. Additional details will follow shortly.

    Safe Harbor Statement:

    Certain statements in this financial discussion document may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the company's growth in sales and earnings, the effects of legislation, cash generation, tax rate, and debt management are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this financial discussion document are subject to a number of factors and uncertainties, including the successful:

    --  Implementation of our digitally oriented growth strategy;

    --  Implementation of our three-year cost reduction program;

    --  Implementation of our debt management program;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this financial discussion document are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions;

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission, and;

    -- The results of the company's ongoing investigation regarding the income tax accounting errors described above.

    Any forward-looking statements in this financial discussion document should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS -UNAUDITED

                             Three Months Ended   For the Year Ended
                                December 31           December 31
                             ------------------   ------------------
                               2004     2003        2004     2003

(in millions, except per share data)

Net sales                    $ 3,765  $ 3,648      $13,517  $12,893
Cost of goods sold             2,768    2,472        9,518    8,715
                             --------- --------   --------- --------

Gross profit                     997    1,176        3,999    4,178

Selling, general and
 administrative expenses         709      717        2,507    2,612

Research and development cost    220      212          848      775
Restructuring costs and other    289      256          701      484
                             --------- --------   --------- --------

 (Losses) earnings from
  continuing operations
  before interest,
  other income
  (charges), net and
  income taxes                  (221)      (9)        (57)      307

Interest expense                  38       43         168       147
Other income (charges), net      131      (12)        157      (51)
                             --------- --------   --------- --------

(Loss) earnings from
  continuing operations
  before income taxes           (128)     (64)        (68)      109

Benefit for income taxes        (111)     (54)       (255)     (90)
                             --------- --------   --------- --------

(Loss) earnings from
 continuing operations         $ (17)   $ (10)      $ 187    $ 199
                             ========= ========   ========= ========

Earnings from discontinued
 operations, net of
 income taxes                    $ 5     $ 29       $ 462     $ 66
                             ========= ========   ========= ========

NET (LOSS) EARNINGS            $ (12)    $ 19       $ 649    $ 265
                             ========= ========   ========= ========

Basic net (loss) earnings per share:
   Continuing operations      $ (.06)  $ (.03)      $ .65    $ .69
   Discontinued operations       .02      .10        1.61      .23
                             --------- --------   --------- --------

   Total                      $ (.04)   $ .07      $ 2.26    $ .92
                             ========= ========   ========= ========

Diluted net (loss) earnings per share:
   Continuing operations      $ (.06)  $ (.03)      $ .65    $ .69
   Discontinued operations       .02      .10        1.51      .23
                             --------- --------   --------- --------

   Total                      $ (.04)    $ .07     $ 2.16    $ .92
                             ========= ========   ========= ========

Numerator:

(Loss) earnings from
 continuing operations
 used in basic net (loss)
 earnings per share           $ (17)    $ (10)     $ 187      $199

Effect of dilutive securities:
   Interest expense on
    contingent convertible
    notes, net of taxes           -         -         12         3
                             --------- -------    --------- --------

(Loss) earnings from
 continuing operations
 used in diluted net (loss)
 earnings per share           $ (17)   $ (10)      $ 199     $ 202
                             ========= =======    ========= ========

Denominator:
Number of common shares
 used in basic net
 (loss) earnings per share    286.7     286.6      286.6     286.5

Effect of dilutive securities:
   Employee stock options         -         -        0.2       0.1
   Contingent convertible notes   -         -       18.5       4.2
                             --------- -------    --------- --------

Number of common shares
 used in diluted
 net (loss) earnings
 per share                    286.7     286.6      305.3     290.8
                             ========= =======    ========= ========

Cash dividends per share      $ .25     $ .00      $ .50    $ 1.15
                             ========= =======    ========= ========


Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited

(in millions)

                            Three Months Ended   For the Year Ended
                               December 31          December 31
                           -------------------- --------------------
                            2004   2003  Change  2004   2003  Change

Digital & Film Imaging Systems
  Inside the U.S.          $1,184 $1,144  + 3%  $3,815 $3,812   0%
  Outside the U.S.          1,366  1,474  - 7    5,370  5,420 - 1
                            ------ -----  ----   -----  ----- -----

Total Digital & Film
 Imaging Systems            2,550  2,618  - 3    9,185  9,232 - 1
                            ------ -----  ----   -----  ----- -----

Health Imaging
  Inside the U.S.             303    306  - 1    1,114  1,061 + 5
  Outside the U.S.            439    398 + 10    1,573  1,370 + 15
                            ------ -----  ----   -----  ----- -----

Total Health Imaging          742    704  + 5    2,687  2,431 + 11
                            ------ -----  ----   -----  ----- -----

Commercial Imaging
  Inside the U.S.              81     85  - 5      318    334  - 5
  Outside the U.S.            138    131  + 5      485    457  + 6
                            ------ -----  ----   -----  ----- -----

Total Commercial Imaging      219    216  + 1      803    791  + 2
                            ------ -----  ----   -----  ----- -----

Graphic Communications
  Inside the U.S.             112     40 +180      350    156 +124
  Outside the U.S.            107     47 +128      374    190 + 97
                            ------ -----  ----   -----  ----- -----

Total Graphic Communications  219     87 +152      724    346 +109
                            ------ -----  ----   -----  ----- -----

All Other
  Inside the U.S.              12      9 + 33       53     42 + 26
  Outside the U.S.             23     14 + 64       65     51 + 27
                            ------ -----  ----   -----  ----- -----

Total All Other                35     23 + 52      118     93 + 27
                            ------ -----  ----   -----  ----- -----

Consolidated total         $3,765 $3,648 + 3%  $13,517 $12,893 + 5%
                            ====== =====  ====  ======  ===== =====

Earnings (Loss) from Continuing Operations Before Interest, Other
Income (Charges), Net, and Income Taxes by Reportable Segment and All Other - Unaudited

(in millions)

                            Three Months Ended   For the Year Ended
                               December 31           December 31
                           -------------------- --------------------
                            2004   2003  Change  2004   2003  Change

Digital & Film
 Imaging Systems           $ 149  $ 141   + 6%  $ 609  $ 418  + 46%
  Percent of Sales             6%     5%            7%     5%

Health Imaging             $ 118  $ 124   - 5%  $ 441  $ 481  - 8%
  Percent of Sales            16%    18%           16%    20%

Commercial Imaging         $  33  $  37  - 11%  $ 129  $ 112  +15%
  Percent of Sales            15%    17%           16%    14%

Graphic Communications     $ (42) $ (18) -133%  $(140) $ (13) -977%
  Percent of Sales           (19)%  (21)%         (19)%   (4)%

All Other                  $ (72) $ (19) -279%  $(182) $ (75) -143%
  Percent of Sales          (206)%  (83)%        (154)%  (81)%
                           ------- ------ ----  ------- ------ ----

Total of segments          $ 186  $ 265  - 30%  $ 857  $ 923  - 7%
  Percent of Sales             5%     7%            6%     7%

Strategic asset impairments     -    (3)            -     (3)
Restructuring costs and
 other                       (401) (272)         (908)  (557)
Donation to technology
 enterprise                     -     -             -     (8)
Impairment of Burrell
 Companies' net assets          -     -             -     (9)
GE settlement                   -     -             -    (12)
Touch Point settlement         (6)    -            (6)     -
Patent infringement
 claim settlement               -     -             -    (14)
Prior year acquisition
 settlement                     -     -             -    (14)
Legal settlement                -    (8)            -     (8)
Environmental reserve
 reversal                       -     9             -      9
                           ------- ------ ----  ------- ----- ------

  Consolidated total       $ (221) $ (9) -2356% $ (57) $ 307   -119%
                           ======= ====== ====  ======= ===== ======

Earnings (Loss) From Continuing Operations by Reportable Segment and All Other - Unaudited

(in millions)

                            Three Months Ended   For the Year Ended
                                December 31         December 31
                           -------------------- --------------------
                            2004   2003  Change  2004    2003 Change

Digital & Film
 Imaging Systems           $ 167  $ 123  + 36%  $ 583   $ 353  + 65%
  Percent of Sales             7%     5%            6%      4%

Health Imaging             $ 112   $ 96  + 17%  $ 396   $ 389  + 2%
  Percent of Sales            15%    14%           15%     16%

Commercial Imaging         $  32   $ 17  + 88%  $ 114   $  74  +54%
  Percent of Sales            15%     8%           14%      9%

Graphic Communications     $ (27)  $(21) - 29%  $ (98)  $ (41) -139%
  Percent of Sales           (12)%  (24)%         (14)%   (12)%

All Other                  $ (70)  $ (8) - 775% $(171)  $ (59) -190%
  Percent of Sales          (200)%  (35)%        (145)%   (63)%
                           ------- ------ ----- ------- ------ -----

Total of segments          $ 214   $ 207 + 4%   $ 824   $ 716  +15%
  Percent of Sales             6%      6%           6%      6%

Strategic asset impairments    -      (7)           -      (7)
Restructuring costs
 and other                  (401)   (272)        (908)   (557)
Donation to technology
 enterprise                    -       -            -      (8)
Impairment of Burrell
 Companies' net assets         -       -            -      (9)
GE settlement                  -       -            -     (12)
Touch Point settlement        (6)      -           (6)      -
Sun Microsystems settlement   92       -           92       -
BIGT settlement                9       -            9       -
Patent infringement
 claim settlement              -       -            -     (14)
Prior year acquisition
 settlement                    -       -            -     (14)
Legal settlement               -      (8)           -      (8)
Environmental reserve
 reversal                      -       9            -       9
Interest expense             (38)    (43)        (168)   (147)
Other corporate items          5       3           12      11
Tax benefit - donation
 of patents                    -       5            -      13
Income tax effects on
 above items and taxes
 not allocated to above      108      96          332     226
                           ------- ------ ----- ------- ------ -----
Consolidated total         $ (17) $ (10) - 70%   $187   $ 199  - 6%
                           ======= ====== ===== ======= ====== =====

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED
(in millions, except share and per share data)

                                           At December 31,
                                         2004         2003

ASSETS

CURRENT ASSETS
Cash and cash equivalents              $ 1,255     $ 1,250
Receivables, net                         2,551       2,328
Inventories, net                         1,155       1,073
Deferred income taxes                      666         602
Other current assets                       107         130
Assets of discontinued operations           30          72
                                       ----------  ---------
Total current assets                     5,764       5,455
                                       ----------  ---------

Property, plant and equipment, net       4,512       5,051
Goodwill                                 1,468       1,364
Other long-term assets                   3,104       2,883
Assets of discontinued operations            -          65
                                       ----------  ---------

TOTAL ASSETS                           $14,848     $14,818
                                       ==========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
 liabilities                           $ 3,892     $ 3,614
Short-term borrowings                      469         946
Accrued income taxes                       637         654
Liabilities of discontinued operations       -          36
                                       ----------  ---------
Total current liabilities                4,998       5,250

Long-term debt, net of current portion   1,852       2,302
Post retirement liabilities               3,445       3,344
Other long-term liabilities                748         650
Liabilities of discontinued operations       -           8
                                       ----------  ---------
Total liabilities                       11,043      11,554
                                       ----------  ---------

Commitments and Contingencies

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value;
 391,292,760 shares issued in 2004
 and 2003; 286,696,938 and
 286,580,671 shares outstanding
 in 2004 and 2003                          978         978
Additional paid in capital                 850         850
Retained earnings                        8,027       7,527
Accumulated other comprehensive loss     (201)       (231)
Unearned restricted stock                  (5)         (8)
                                       ---------   ---------
                                         9,649       9,116

Treasury stock, at cost
 104,595,822 shares in 2004 and
 104,712,089 shares in 2003              5,844       5,852
                                       ---------   ---------
Total shareholders' equity               3,805       3,264
                                       ---------   ---------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                  $14,848     $14,818
                                       =========   =========

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED

                                  For the Year Ended December 31,
(in millions)                            2004        2003

Cash flows from operating activities:
Net earnings                            $ 649       $ 265
Adjustments to reconcile to net cash
 provided by operating activities:
 (Earnings) loss from discontinued
   operations                            (462)        (66)
 Equity in (earnings) losses from
  unconsolidated
  affiliates                              (20)         52
 Depreciation and amortization          1,018         852
 Gain on sales of businesses/assets       (13)        (11)
 Purchased research and development        16          32
 Restructuring costs, asset impairments
  and other charges                       136         156
 Benefit for deferred income taxes       (127)        (15)
 (Increase) decrease in receivables       (50)         15
 Decrease in inventories                   81         123
 (Decrease) increase in liabilities
   excluding borrowings                  (308)         62
 Other items, net                         226         102
                                       ---------   --------
   Total adjustments                      497       1,302
                                       ---------   --------

   Net cash provided by continuing
    operations                          1,146       1,567
                                       ---------   --------

   Net cash provided by discontinued
    operations                             22          78
                                       ---------   --------

   Net cash provided by operating
    activities                          1,168       1,645
                                       ---------   --------

Cash flows from investing activities:
  Additions to properties                (460)       (497)
  Net proceeds from sales of
   businesses/assets                       24          24
  Acquisitions, net of cash acquired     (369)       (697)
  Investments in unconsolidated
   affiliates                             (31)        (89)
  Marketable securities - sales           124          86
  Marketable securities - purchases      (116)        (87)
                                       ---------   --------

    Net cash used in continuing
     operations                          (828)     (1,260)
                                       ---------   --------

    Net cash provided by (used in)
     discontinued
     operations                           708          (7)
                                       ---------   --------

    Net cash used in investing
     activities                          (120)     (1,267)
                                       ---------   --------

Cash flows from financing activities:
 Net decrease in borrowings with
  maturities of 90 days or less          (308)       (574)
 Proceeds from other borrowings           147       1,693
 Repayment of other borrowings           (767)       (531)
 Dividends to shareholders               (143)       (330)
 Exercise of employee stock options         5          12
                                       ---------   --------

   Net cash (used in) provided by
    financing activities               (1,066)        270
                                       ---------   --------

Effect of exchange rate
 changes on cash                           23          33
                                       ---------   --------

Net increase in cash and cash
 equivalents                                5         681
Cash and cash equivalents, beginning
 of year                                1,250         569
                                       ---------   --------
Cash and cash equivalents, end of year $1,255      $1,250
                                       =========   ========